EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Tiptree Inc.:

We consent to the incorporation by reference in this registration statement on Form S-3 of Tiptree Inc. of our report dated March 13, 2017, except for Notes 4B and 4C, as to which the date is March 14, 2018, with respect to the consolidated balance sheet of Tiptree Inc. as of December 31, 2016, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016, and related financial statement schedule, which report appears in the December 31, 2017 annual report on Form 10-K of Tiptree Inc., incorporated herein by reference and to the reference of our firm under the heading of “Experts” in the prospectus.
/s/ KPMG LLP
New York, New York
August 8, 2018